EXHIBIT 11

                         The Great Train Store Company
                       Computation of Per Share Earnings



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                                           For the Thirteen Weeks Ended            For the Thirty-nine Weeks Ended
                                         Sept. 30, 1995      Sept. 28, 1996      Sept. 30, 1995         Sept. 28, 1996
                                         --------------      --------------      --------------         --------------

Weighted Average of:



         Common Stock Outstanding            3,145,000          3,952,634            3,145,000              3,430,024

         Stock Options Outstanding                   -                  -                    -                      -

         Warrants Outstanding                        -                  -                    -                      -

                                           -----------         ----------           ----------            -----------
         Shares Outstanding                 3,145,000           3,952,634            3,145,000              3,430,024
                                            =========           =========            =========              =========


Net Loss                                   $ (231,506)         $ (303,961)          $ (971,522)           $(1,219,966)

Shares Outstanding                          3,145,000           3,952,634            3,145,000              3,430,024
                                            ---------           ---------            ---------              ---------

Net Loss Per Share                         $   ($0.07)         $    (0.08)          $    (0.31)           $     (0.36)
                                           ==========          ==========           ==========            ===========



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